Exhibit (a)(5)(iii)

FOR IMMEDIATE RELEASE

Nicholas Financial, Inc.	Contact:	Katie L. MacGillivary	NASDAQ: NICK
Corporate Headquarters		CFO & VP Finance	Web site: www.nicholasfinancial.com
2454 McMullen-Booth Rd.		ph # - 727-726-0763
Building C, Suite 501
Clearwater, FL 33759

Nicholas Reports Preliminary Results of

Modified Dutch Auction Tender Offer by Its Principal Operating Subsidiary

March 16, 2015—Clearwater, FL—Nicholas Financial, Inc. (NASDAQ: NICK) today announced the preliminary results of the modified “Dutch auction” tender offer for the purchase of $70.0 million in value of the Company’s Common shares by its principal operating subsidiary. The tender offer expired at 5:00 p.m., New York City time, on March 13, 2015.

Based on the preliminary count by Computershare Investor Services, Inc., the depositary for the tender offer, a total of 5,333,542 Common shares were properly tendered and not properly withdrawn at or below the final purchase price of $14.85 per share, including 215,570 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, Nicholas expects to accept for purchase 4,713,804 Common shares at a purchase price of $14.85 per share, for an aggregate cost of approximately $70.0 million, excluding fees and expenses relating to the tender offer. The 4,713,804 shares expected to be purchased in the tender offer represent approximately 38.0% of the Company’s outstanding Common shares as of March 12, 2015. Based on these preliminary numbers, the Company anticipates that following settlement of the tender offer, it will have approximately 7,701,981 Common shares outstanding.

The number of Common shares expected to be purchased in the tender offer and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three business day guaranteed delivery period. The final number of Common shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter, and payment will be made in cash, less any applicable withholding taxes and without interest.

Shareholders who have questions about the tender offer may call Janney Montgomery Scott LLC, the dealer manager for the tender offer, toll free at (800) 526-6397, or Morrow & Co., LLC, the information agent for the tender offer, toll free at (855) 223-1287. Banks and brokers may call the information agent collect at (203) 658-9400.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements”. The words “will,” “expect,” “intend,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The forward-looking statements in this release include statements regarding the number of shares to be purchased in the tender offer, the pricing of the tender offer and other terms, conditions and actions relating to the tender offer. Forward-looking statements are not guarantees of future actions or events, which may vary materially from those expressed or implied in such statements. Differences may result from actions taken by Nicholas or its management, as well as from risks and uncertainties beyond Nicholas’ control, including relating to third parties such as the depositary and shareholders (including receipt of guaranteed deliveries). Such actions, risks, and uncertainties include, but are not limited to, uncertainties relating to the tender offer (including those described in the tender offer materials), changes to Nicholas’ financing arrangements, Nicholas’ financial results and condition, changes in financial markets and regulatory and economic conditions, and changes in Nicholas’ strategic and financial objectives, as well as other business- and corporate-related events. The foregoing list of actions, risks and uncertainties is illustrative but by no means exhaustive. For more information on factors that may affect Nicholas, please review “Risk Factors” and other disclosures described in Nicholas’ most recent Annual Report on Form 10-K, as well as other public filings with the SEC. These forward-looking statements reflect Nicholas’ expectations as of the date of this release. Nicholas undertakes no obligation to update the information provided herein.